                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                     NABI
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


              ------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                                     LOGO

                     5800 PARK OF COMMERCE BOULEVARD, N.W.
                           BOCA RATON, FLORIDA 33487

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 29, 1998

                               ----------------

  The Annual Meeting of Stockholders of Nabi will be held on Friday, May 29, 1998 at ten o'clock in the forenoon, Eastern Daylight Time, in the Palm Theater, Embassy Suites Hotel, 661 N.W. 53rd Street, Boca Raton, Florida, for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified.

  2. To consider and act upon such other business and matters or proposals as may properly come before said Annual Meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed the close of business on April 14, 1998 as the record date for determining the stockholders having the right to receive notice of and to vote at said Annual Meeting.

                                          By Order of the Board of Directors

                                          Constantine Alexander
                                          Secretary

Boca Raton, Florida
April 24, 1998

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                     LOGO

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 29, 1998

  This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Nabi (the "Company") of Proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Friday, May 29, 1998 at 10:00 a.m., and at any adjournment or adjournments thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting to elect a Board of Directors to serve for the ensuing year.

  If a stockholder specifies in the Proxy accompanying this Proxy Statement (the "Proxy") how it is to be voted, it will be voted in accordance with such specification, but any Proxy which is signed and returned and which does not specify how it is to be voted will be voted "for" the election of the nominees for directors named herein. Any stockholder giving a Proxy in the accompanying form retains the power to revoke it at any time before it is exercised by delivering a written revocation to the Secretary of the Company, by executing and returning to the Company a proxy bearing a later date or by attending the Annual Meeting and voting his or her shares in person. Any stockholder who attends the Annual Meeting in person will not be deemed thereby to revoke the stockholder's Proxy unless such stockholder affirmatively indicates thereat his or her intention to vote the shares in person.

  The Company's principal executive offices are located at 5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487. The Company mailed this Proxy Statement and the Proxy on or about April 24, 1998 to its stockholders of record at the close of business on April 14, 1998.

               ANNUAL REPORT AND INDEPENDENT PUBLIC ACCOUNTANTS

  The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997, including financial statements and the report of Price Waterhouse LLP thereon, is being mailed herewith to each of the Company's stockholders of record at the close of business on April 14, 1998. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  It has been the practice of the Company's Board of Directors at its first meeting following the annual meeting of stockholders to approve independent certified public accountants for the ensuing year.

                               VOTING SECURITIES

  The holders of record of shares of Common Stock of the Company at the close of business on April 14, 1998 may vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 34,893,934 shares of Common Stock. Each stockholder has one vote at the Annual Meeting for each share of Common Stock held of record on said date. As long as a quorum (a majority of issued and outstanding shares of Common Stock) is present in person or by proxy at the Annual Meeting, the Directors shall be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereat. Votes may be cast in favor of the election of each of the nominees for director or withheld; votes that are withheld will have no effect on the outcome of the election of directors.

                                    ITEM I

                             ELECTION OF DIRECTORS

  The Company's By-laws provide that the Board of Directors shall consist of not less than three nor more than 15 directors, the exact number to be fixed by the Board of Directors. The Board of Directors has fixed the number of directors for the ensuing year at nine. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as Proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected. The By-laws provide that, within the limits above specified, the number of directors may at any time be increased or decreased by the vote of the Board. No decrease in the number of directors, however, shall affect the term of any director in office.

  Each of the following directors has been nominated for reelection at the Annual Meeting.

  JOHN C. CARLISLE, age 51, has served as Executive Vice President and Chief Operating Officer since March 1994 and was elected a director in August 1995. Mr. Carlisle joined Nabi in January 1994; previously, from August 1989 to January 1994 he was President and Chief Executive Officer of Premier BioResources, Inc. From June 1981 to August 1989 he served as Director of Plasma Supply for Alpha Therapeutic Corporation (formerly Abbott Scientific Products) ("Alpha").

  DAVID L. CASTALDI, age 58, has been a director of Nabi since July 1994. Mr. Castaldi currently is acting as a consultant to and an investor in medical device and life science companies. Since August 1996, he also has been a consultant to and Chief Executive Officer of Biolink Corporation, a medical device company. He was one of the founders of BioSurface Technology, Inc., and served as its President and Chief Executive Officer and as a director from March 1987 until it was acquired by Genzyme Corporation in December 1994. From 1971 to 1987, Mr. Castaldi was employed by Baxter Travenol Laboratories, Inc. where he served, from 1977 to 1987, as President of the Hyland Therapeutics Division, a worldwide manufacturer and marketer of therapeutic biological pharmaceuticals. Mr. Castaldi also serves on the Board of Directors of Ergo Science Corp.

  JOSEPH C. COOK, JR., age 56, has been a director of Nabi since November 1995. Previously, he had been a director of Univax Biologics, Inc. ("Univax") from September 1994 until its merger with and into Nabi in November 1995. Mr. Cook is a founder and principal of Life Sciences Advisors, LLC, a senior level management consulting firm organized in 1994. Since January 1994, Mr. Cook also has been President of Cambrian Associates, LLC, a management consulting firm. In addition, since November 1994, Mr. Cook has served as a director and Chairman of the Executive Committee of Amylin Pharmaceuticals, Inc, and since March 1998 he also has served as that company's Chairman and Chief Executive Officer. Mr. Cook retired as Group Vice President, Global Manufacturing, Engineering and Corporate Quality at Eli Lilly and Co. ("Lilly"), a pharmaceutical company, in 1993. Mr. Cook had been Group Vice President at Lilly since 1992 and, prior to that time, had held various other management positions at Lilly. Mr. Cook also serves on the Board of Directors of Dura Pharmaceuticals, Inc. and Personnel Management, Inc.

  BRIAN H. DOVEY, age 56, has been a director of Nabi since November 1995. Prior to November 1995, he had been a director of Univax since February 1991 and Chairman of the Board of Directors of Univax since October 1991. Mr. Dovey has been a general partner of Domain Associates, a venture capital investment firm, since 1988. From 1986 to 1988, Mr. Dovey was President of Rorer Group, Inc., a pharmaceutical company. Mr. Dovey also serves on the Board of Directors of Connectics Corporation, Creative BioMolecules, Inc., Geron Corporation, Trimeris Corporation and Vivus, Inc.

  GEORGE W. EBRIGHT, age 60, has been a director of Nabi since November 1995. Previously, he had been a director of Univax since May 1992. Until December 1994, Mr. Ebright was Chairman of the Board of Cytogen Corporation ("Cytogen"), a biopharmaceutical company, which he joined in February 1989 as President, Chief Executive Officer and director. For 26 years prior to joining Cytogen, Mr. Ebright held various management positions at SmithKline Beecham Corporation, including President and Chief Operating Officer from 1987 to 1989. Mr. Ebright also serves on the Board of Directors of The West Company and Arrow International.

  DAVID J. GURY, age 59, has served as Nabi's Chairman of the Board, President and Chief Executive Officer since April 3, 1992. Previously, since May 21, 1984, he was Nabi's President and Chief Operating Officer. He has been a director of Nabi since 1984. From July 1977 until his employment by Nabi, Mr. Gury was employed by Alpha as Director of Plasma Procurement (through October
1980), General Manager, Plasma Operations (through October 1981) and Vice President, Plasma Supply (through May 1984). In these capacities, Mr. Gury had executive responsibilities for plasma procurement and operation of plasmapheresis centers.

  RICHARD A. HARVEY, JR., age 48, has been a director of Nabi since 1992. He has been President of Stonebridge Associates, LLC ("Stonebridge"), a Boston investment banking firm, since January 1996, and was President of BNY Associates, Incorporated ("BNYA"), Stonebridge's predecessor-in-interest, from November 1991 to January 1996. Previously, from April 1988 to November 1991, he was a Managing Director of BNYA, and from April 1980 to April 1988 he was a Senior Vice President of Shearson Lehman Brothers.

  LINDA JENCKES, age 50, has been a director of Nabi since 1997. Ms. Jenckes has been a principal of Linda Jenckes & Associates, a legislative, media and public affairs consulting firm which she founded, since February 1995. Previously, from January 1982 to January 1995, Ms. Jenckes was Senior Vice President of Health Insurance Association of America, a health and disability insurance trade association. Ms. Jenckes also serves on the Board of Directors of John Alden Financial Corporation and Vivus, Inc.

  DAVID A. THOMPSON, age 56, has been a director of Nabi since 1990. Mr. Thompson has been Chairman of the Board and Chief Executive Officer of Diagnostic Marketing Strategies, a management consulting company which he founded, since March 1996. In June 1995, Mr. Thompson retired as Senior Vice President of Abbott Laboratories ("Abbott"). From June 1994 until his retirement, Mr. Thompson was Abbott's Senior Vice President, Strategic Improvement Processes. Previously, from August 1983 to June 1994, he was Senior Vice President and President of Abbott's Diagnostic Division. Prior to August 1983, Mr. Thompson served in various capacities at Abbott and its Ross Laboratories Division, including Vice President of Personnel, Vice President of the Materials Management Division, Vice President of Operations and Director of Manufacturing and Engineering. Mr. Thompson serves on the Board of Directors of Hycor Biomedical Incorporated, LifeCell Corporation and NeoPath Incorporated and on the Technical Advisory Board of Frazier & Company, L.P.

CERTAIN INFORMATION REGARDING DIRECTORS

  The Board of Directors of the Company, which held six meetings in 1997, has formed the following committees:

  The Compensation Committee, consisting of Messrs. Thompson, Harvey and Ebright, whose function is to administer the Company's bonus plans; to determine the compensation of the Company's Chief Executive Officer and other executive officers; and to advise the Board of Directors on compensation matters generally, to the extent the Board requests its advice. The Compensation Committee met once in 1997.

  The Stock Option Committee, consisting of Messrs. Thompson and Ebright, whose function is to administer the Company's equity incentive plans. The Stock Option Committee met once in 1997.

  The Audit Committee, consisting of Messrs. Bogikes, Castaldi and Cook, whose function is to make recommendations to the Board of Directors with regard to the selection of the Company's independent auditors; to review the Company's financial statements and the results of the independent audit, including the adequacy of internal controls; and to oversee or conduct special investigations or other functions on behalf of the Board of Directors. The Audit Committee met once in 1997.

  Each director of the Company attended more than 75% of the aggregate of (i) all meetings of the Board held during the period for which he or she has been a director and (ii) all meetings of each committee of which he or she was a member during 1997.

  Each non-employee director receives an annual fee of $10,000, and a fee of $300 for each meeting of the Board or any committee thereof attended by the director, unless the director participated in any such meeting by conference telephone, in which case the fee is $100. Each non-employee director, pursuant to the Company's 1995 Stock Plan for Non-Employee Directors, may elect to receive his or her annual fee in shares of Common Stock in lieu of cash. Each non-employee director also receives a stock option covering 5,000 shares of Common Stock on the date on which he or she initially is elected to serve in office, and a stock option covering 2,000 shares of Common Stock on the date of each subsequent annual meeting of stockholders at which he or she is elected to continue in office. No directors' fees are paid to directors for attendance at committee meetings which are scheduled in connection with meetings of the Board of Directors. Directors also are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees.

  There are no family relationships among any of the directors or executive officers of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Alfred J. Fernandez, who during the fiscal year ended December 31, 1997 was Senior Vice President and Chief Financial Officer of the Company, filed a delinquent report on Form 4 with the Securities and Exchange Commission on March 12, 1997 reflecting one transaction.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table contains a summary of the annual, long-term and other compensation of certain of the Company's executive officers, including its Chief Executive Officer, for each of the Company's fiscal years ended December 31, 1997, 1996 and 1995.

                                                                         LONG TERM
                                                                        COMPENSATION
                                           ANNUAL COMPENSATION             AWARDS
                                  ------------------------------------- ------------
                                                                         SECURITIES
                                                        OTHER ANNUAL     UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($) COMPENSATION($)(1)  OPTIONS(#)  COMPENSATION($)
---------------------------  ---- --------- -------- ------------------ ------------ ---------------
David J. Gury............    1997  439,962      --         22,226         109,762        55,327(2)
 Chairman of the Board,      1996  398,750  286,387        25,305         109,500        58,086
 President and Chief         1995  348,750  410,260        25,832         104,444        56,274
 Executive Officer
John C. Carlisle.........    1997  247,500      --            --           53,623        21,064(2)
 Executive Vice
  President,                 1996  236,250  148,930         3,004          56,335        20,864
 Chief Operating Officer     1995  216,250  194,625        12,146          55,206        20,266
Alfred J. Fernandez......    1997  222,004      --            --           35,829        15,722(2)
 Senior Vice President
  and                        1996  199,985   94,005        51,741          27,771        15,522
 Chief Financial Officer     1995  166,327  126,711         4,669          28,271        16,368
Robert B. Naso(3)........    1997  214,538      --            --           34,038        12,864(2)
 Senior Vice President,      1996  190,205   87,944           --           27,667        12,864
 Research and Development    1995   13,042    1,667           --              --            --
David D. Muth(4).........    1997  202,692      --         98,294          32,246        13,537(2)
 Senior Vice President,      1996   65,769   46,252        44,393          50,000        12,077
 Sales, Marketing and        1995      --       --            --              --            --
 Business Development

--------
(1) Includes $87,494 and $40,793 paid for relocation expenses for Mr. Muth in 1997 and 1996, respectively, and $37,937 paid for relocation expenses for Mr. Fernandez in 1996.
(2) Includes premiums for life insurance in the amounts of $30,127, $864, $522, $864 and $306 paid by the Company on behalf of, respectively, Messrs. Gury, Carlisle, Fernandez, Naso and Muth during 1997. Also includes contributions made by the Company under its 401(k) plan in the amount of $3,200 on behalf of each of Messrs. Gury, Carlisle and Fernandez and $1,231 on behalf of Mr. Muth during 1997. Also includes premiums for split dollar life insurance contributions under the Company's Supplemental Executive Retirement Program in the amounts of $22,000, $17,000, $12,000, $12,000 and $12,000 on behalf of, respectively, Messrs. Gury, Carlisle, Fernandez, Naso and Muth during 1997, which premium payments (less $1,052, $701, $721, $560 and $428, respectively) are recoverable by the Company in the event of the employee's termination of employment or death.
(3) Mr. Naso became an executive officer in November 1995.
(4) Mr. Muth joined Nabi in August 1996 and became an executive officer in November 1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table contains information with respect to stock options granted to the Chief Executive Officer and the named executive officers during 1997. The Company has not granted SARs.

                                         INDIVIDUAL GRANTS
                         --------------------------------------------------
                                                                            POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF    PERCENT OF                             ASSUMED ANNUAL RATES OF
                          SECURITIES   TOTAL OPTIONS                          STOCK PRICE APPRECIATION
                          UNDERLYING    GRANTED TO                                FOR OPTION TERMS
                            OPTIONS    EMPLOYEES IN   EXERCISE   EXPIRATION -----------------------------
                         GRANTED(#)(1)  FISCAL YEAR  PRICE($/SH)    DATE        5%($)         10%($)
                         ------------- ------------- ----------- ---------- -----------------------------
David J. Gury...........    109,762        11.1%       $11.125   1/31/2007        767,945       1,946,123
John C. Carlisle........     53,623         5.4%       $11.125   1/31/2007        375,171         950,756
Alfred J. Fernandez.....     35,829         3.6%       $11.125   1/31/2007        250,676         635,262
Robert B. Naso..........     34,038         3.5%       $11.125   1/31/2007        238,145         603,507
David D. Muth...........     32,246         3.3%       $11.125   1/31/2007        225,608         571,734

--------
(1) Each option becomes exercisable with respect to 25% of the shares subject to the option on each of January 31, 1998, 1999, 2000 and 2001. The Compensation Committee may at any time accelerate the exercisability of any option. In addition, in the event of a change in control of the Company (as determined by the Compensation Committee), the Committee may take such actions with respect to the options as it considers equitable and in the best interests of the Company. Under the terms of his employment agreement, if Mr. Gury is terminated without cause (as defined), one-half of his unvested options will immediately become exercisable. Under the terms of their employment agreements, if any of Messrs. Carlisle, Fernandez, Naso or Muth is terminated without cause (as defined), all of his then-unvested stock options will become exercisable.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table shows certain information concerning the aggregate number and dollar value of all options exercised during the fiscal year ended December 31, 1997 and the total numbers of unexercised options held by the Chief Executive Officer and the named executive officers as of December 31, 1997.

                                                     NUMBER OF SECURITIES   VALUE OF UNEXERCISED IN-
                                                    UNDERLYING UNEXERCISED    THE-MONEY OPTIONS AT
                                                    OPTIONS AT DECEMBER 31,       DECEMBER 31,
                                                            1997(#)                 1997($)
                           SHARES                   ----------------------- ------------------------
                         ACQUIRED ON     VALUE           EXERCISABLE/             EXERCISABLE/
                         EXERCISE(#) REALIZED($)(1)      UNEXERCISABLE          UNEXERCISABLE(2)
                         ----------- -------------- ----------------------- ------------------------
David J. Gury...........   45,000       360,975         319,540/263,748           189,111/--
John C. Carlisle........      --            --           76,808/135,186               -- /--
Alfred J. Fernandez.....   38,000       326,610          124,170/76,826            75,938/--
Robert B. Naso..........      --            --            80,397/57,258               -- /--
David D. Muth...........      --            --            12,500/69,746               -- /--

--------
(1) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.
(2) Calculated using the difference between the option exercise prices and approximately $3.41, the closing price of the Company's Common Stock on NASDAQ on December 31, 1997. The closing price of the Company's Common Stock on NASDAQ on April 14, 1998 was $2.88.

EMPLOYMENT AGREEMENTS

  The Company has employment agreements with each of the named executive officers. The employment agreement with Mr. Fernandez was effective on August 1, 1995 and has a term expiring on July 31, 1998. The employment agreement with Mr. Naso, effective December 1, 1995, also expires on July 31, 1998. The employment agreement with Mr. Muth was effective on August 19, 1996 and has a term expiring on July 31, 1999. The employment agreement with Mr. Carlisle, effective January 1, 1997, expires on December 31, 1999. The base salaries paid under the employment agreements with Messrs. Carlisle, Fernandez, Naso and Muth were $250,000, $208,000, $215,000 and $200,000, respectively, through the one-year period ended March 31, 1998. Under the employment agreements with Messrs. Carlisle, Fernandez, Naso and Muth (collectively, the "Employment Agreements"), each of the employees is entitled to receive additional compensation and annual bonuses as determined by the Compensation Committee, term life insurance and a monthly automobile allowance, and is eligible to participate in the Company's benefit plans and programs. Each of the Employment Agreements provides that it may be terminated by either the employee or the Company prior to the expiration of its term; however, if any of Messrs. Carlisle, Fernandez or Naso is terminated without cause (as defined) he is entitled to receive a severance payment in the amount of 100% of his then-current annual salary and the continuation of all then-existing benefits for 12 months following termination. If Mr. Muth is terminated without cause (as defined) he is entitled to receive a severance payment in the amount of 50% of his then-current annual salary and the continuation of all then-existing benefits for six months following termination. In addition, for a termination without cause, all of these employees' then-unvested stock options will vest and become exercisable. Each of the Employment Agreements provides that the employee will not compete with the Company for a period of one year after his employment terminates. Mr. Fernandez' employment with the Company terminated without cause on April 1, 1998.

  Mr. Gury's employment agreement was effective January 1, 1993, and automatically is continued for successive one-year terms on January 1 of each year unless at least 180 days' prior notice of termination is given by either Mr. Gury or the Company. Mr. Gury's base salary under the agreement was $428,000 through the one-year period ended March 31, 1998, and is subject to annual increases at the discretion of the Compensation Committee. Mr. Gury is entitled to participate in bonus plans maintained by the Company for senior executives and may receive additional bonuses at the discretion of the Committee. The employment agreement also provides that Mr. Gury shall receive other specified benefits. The Company may terminate Mr. Gury's employment at any time during the term of the employment agreement (including any automatic extension thereof). If the termination is without cause (as defined in the agreement), for three years, Mr. Gury will be entitled to receive each year an amount equal to his salary at the time of termination plus his average bonus for the last three fiscal years. In addition, all restricted stock awarded to Mr. Gury will no longer be subject to forfeiture or contractual restrictions on transfer and one-half of his then-unvested stock options will vest and become exercisable. During such period, Mr. Gury shall continue to receive all benefits that he otherwise is entitled to receive under the Employment Agreement and professional out-placement services at the Company's expense. The Employment Agreement also provides under certain circumstances for severance benefits in the event Mr. Gury terminates his employment following the initial term of the agreement or any extension thereof. Mr. Gury's Employment Agreement provides that he will not compete with the Company during any period in which he is receiving severance payments.

COMPENSATION COMMITTEE REPORT

  Executive compensation levels are based on a compensation program developed by the Compensation Committee in February 1993.

  Management Compensation Program. The Company's Management Compensation Program (the "Program") was developed by the Compensation Committee with the assistance of an outside compensation consultant and the Company's Vice President of Human Resources, and incorporates the results of a study undertaken by the American Compensation Association of executive compensation practices. The Program, which is based upon the compensation practices of comparable companies included in the study, is founded on the following principles. First, a strong link should be developed between planned organizational goals and individual compensation. Second, the Company should assure total compensation opportunities that are above comparable companies when the Company's performance is superior to theirs and below such comparators if the Company's performance is inferior to theirs. Third, the Company's compensation program should allow it to attract and retain individuals whose performance will enhance the profitability of the Company and, thus, stockholder value.

  The Company uses a comparator group of companies in the pharmaceutical/healthcare industry (the "Comparator Group") to serve as the basis for determining the appropriate cash and equity incentive elements of the Program. The companies in the Comparator Group are selected from the pharmaceutical/healthcare industry based upon their similarity to the Company in size, as determined by total revenue, and performance, as determined by return on equity. The size and composition of the Comparator Group may change somewhat from year to year. In August 1996 the Compensation Committee decided to expand the Comparator Group from 12 to 23 companies in order to reflect better the Company's growth and to obtain appropriate comparative data. The Comparator Group differed from the group of companies included in the NASDAQ Pharmaceutical Stock Index used in the Comparative Stock Performance graph following this report. The NASDAQ Pharmaceutical Stock Index, which consists of approximately 270 companies, is too unwieldy to use for compensation purposes because of the large number of companies and their disparate compensation practices. The Comparator Group is not used in the performance graph principally because of the need to maintain consistency in the indices or peer groups used in the graph.

  Base salary, annual bonus and long-term incentive compensation, the three components of executive officers' compensation provided under the Program for 1997, are discussed below. Base salary and long-term incentive compensation for 1997 were established by the Compensation Committee in early 1997 based upon prior years' performance and the additional factors discussed below.

  Base Compensation. The Program is targeted to establish conservative base salaries set at 90% of the median salary levels of the Comparator Group. The completion of the phase-in to the targeted levels was achieved with the increase in overall executive base salaries in 1997.

  The Compensation Committee makes salary decisions based upon a structured annual review with input from the Chief Executive Officer for the other executive officers as deemed appropriate. Three equally weighted criteria, budget performance, project/goal performance and management attributes/skills performance, are the measurement factors used to make base salary decisions.

  Annual Bonus. Annual cash bonuses are provided to reward the attainment of planned operating goals based on revenue and profitability (pretax income as a percentage of revenue) and specified individual goals, with increased bonus amounts when performance is above the planned operating goals. When planned operating goals are attained or exceeded, the executives are eligible to receive cash bonuses ranging up to 125% of their base salaries. A portion of these bonuses (20% with respect to the Chief Executive Officer and Chief Operating Officer and 30% with respect to the other executive officers) are discretionary and are based upon the achievement of individual goals, such as production increases, cost control, acquisitions, product development and market expansion, to name a few. The Compensation Committee considers input from the Chief Executive Officer when assessing the achievement by other executive officers of individual goals. Annual bonuses were not awarded for 1997 due to the Company's 1997 performance.

  Long-Term Incentive Compensation. Substantial long-term equity incentives, primarily in the form of stock options, are attainable based upon the Company's three-year rolling average return on equity ("ROE") in comparison to the Comparator Group. The primary purpose for this component of compensation is the enhancement of stockholder value.

  The stock option awards granted to the Company's executive officers during 1997 was based upon the attainment of ROE of 197% of the Comparator Group (22.3% versus 11.3%). The Program limits an award of a stock option to 125% of the maximum potential award.

  Other Compensation. The Compensation Committee is authorized to make discretionary compensation awards from time to time, including restricted stock awards.

  Chief Executive Officer Compensation. Mr. Gury's 1997 base salary was approximately 90% of the median level of the base salaries in the Comparator Group, after an increase from his 1996 base salary. In 1996, Mr. Gury's base salary was approximately 87% of the median level.

  In 1997, an option to purchase 109,762 shares of Common Stock was awarded to Mr. Gury under the long-term incentive portion of the Program. The Company's three-year rolling average ROE for the period ended December 31, 1996 was 197% of the ROE of the Comparator Group. Accordingly, Mr. Gury was awarded 125% of the targeted potential award under the Program. The 1997 stock option award to Mr. Gury was based solely upon the Program and did not consider the amount of his outstanding awards or the amount of awards granted in any previous year.

                                          Respectfully submitted by,

                                          THE COMPENSATION COMMITTEE
                                          David A. Thompson
                                          Richard A. Harvey, Jr.
                                          George W. Ebright

COMPARATIVE STOCK PERFORMANCE

  The following graph and chart compare during the five-year period commencing December 31, 1992 and ending December 31, 1997 the annual change in the cumulative total return on the Company's Common Stock with the NASDAQ Stock Market (U.S.) and the NASDAQ Pharmaceutical Stock indices, assuming the investment of $100 on December 31, 1992 (at the market close) and the reinvestment of any dividends.


                             [CHART APPEARS HERE]
                        1992      1993      1994      1995      1996      1997
NABI                    $100   $117.78   $266.67   $382.22   $311.11   $121.11
NASDAQ STOCK MARKET
(U.S.) INDEX            $100   $114.80   $112.21   $158.70   $195.19   $239.53
NASDAQ PHARMACEUTICAL
STOCKS INDEX            $100    $89.13    $67.08   $122.72   $123.08   $127.19

                             CERTAIN STOCKHOLDERS

  The following table sets forth information as of April 14, 1998 (except as indicated in Note 15 below) with respect to (i) each director of Nabi, (ii) the named executive officers, (iii) all officers and directors of Nabi as a group and (iv) each person who is known by Nabi to be the beneficial owner of more than five percent of Nabi Common Stock as of such date. This information has been furnished by the persons listed in the table.

                                                     SHARES        PERCENT OF
                                                  BENEFICIALLY    OUTSTANDING
NAME OF BENEFICIAL OWNER                            OWNED(1)      SHARES OWNED
------------------------                          ------------    ------------
Directors
David J. Gury....................................    867,389(2)       2.5%
John C. Carlisle.................................    204,908(3)         *
Paul Bogikes.....................................     20,379(4)         *
David L. Castaldi................................     14,001(5)         *
Joseph C. Cook, Jr...............................     33,290(6)         *
Brian H. Dovey...................................    933,967(7)       2.7%
George W. Ebright................................     32,700(8)         *
Richard A. Harvey, Jr............................      9,000(9)         *
Linda Jenckes....................................      5,000(9)         *
David A. Thompson................................     14,000(10)        *
Named Executive Officers
David J. Gury....................................    867,389(2)       2.5%
John C. Carlisle.................................    204,908(3)         *
Alfred J. Fernandez..............................    315,232(11)        *
Robert B. Naso...................................     96,810(9)         *
David D. Muth....................................     21,813(12)        *
All officers and directors as a group (15
 Persons)........................................  2,386,892(13)      6.7%
Greater Than Five Percent Stockholders
Abbott Laboratories..............................  2,000,000(14)      5.7%
 One Abbott Park Road
 Abbott Park, IL 60064-3500
Chancellor LGT Asset Management, Inc.............  2,005,500(15)      5.7%
 1166 Avenue of the Americas
 New York, NY 10036

--------
 *  Less than 1%.
 (1) Unless otherwise noted, the nature of beneficial ownership consists of sole voting and investment power.
 (2) Includes (a) an aggregate of 96,000 shares of Common Stock owned by Mr. Gury's immediate family and 9,000 shares held by Mr. Gury as trustee under a trust for the benefit of his mother, as to all of which Mr. Gury disclaims beneficial ownership, and (b) an aggregate of 366,705 shares of Common Stock which may be acquired under stock options which are presently exercisable.
 (3) Includes 129,806 shares of Common Stock which may be acquired under stock options which are presently exercisable.
 (4) Consists of (a) 11,379 shares of Common Stock held by a trust of which Mr. Bogikes is trustee and (b) 9,000 shares of Common Stock which may be acquired under stock options which are presently exercisable.
 (5) Includes 9,000 shares of Common Stock which may be acquired under stock options which are presently exercisable. Also includes 1,000 shares of Common Stock owned by Harbus Investors, Inc., a company of which Mr. Castaldi is President and a director. Mr. Castaldi has voting power over 97 of such shares, and disclaims beneficial ownership with respect to the remaining shares.

 (6) Includes 26,281 shares of Common Stock which may be acquired under stock options which are presently exercisable.
 (7) Includes 9,000 shares of Common Stock which may be acquired under stock options which are presently exercisable. Also includes 919,328 shares of Common Stock owned by Domain Partners II, L.P. Mr. Dovey is a general partner of One Palmer Square Associates II, L.P., the general partner of Domain Partners II, L.P. Mr. Dovey has indirect beneficial ownership of these shares.
 (8) Includes 28,750 shares of Common Stock which may be acquired under stock options which are presently exercisable.
 (9) Shares of Common Stock which may be acquired under stock options which are presently exercisable.
(10) Includes 9,000 shares of Common Stock which may be acquired under stock options which are presently exercisable.
(11) Includes 234,288 shares of Common Stock which may be acquired under stock options held by Mr. Fernandez, all of which are presently exercisable.
(12) Includes (a) 252 shares of Common Stock owned by Mr. Muth's children (as to which shares Mr. Muth disclaims beneficial ownership), and (b) an aggregate of 20,561 shares of Common Stock which may be acquired under stock options which are presently exercisable.
(13) See notes 2 through 10 and 12 above. Also includes 125,506 of Common Stock which may be acquired under stock options held by executive officers not named in the table above which are presently exercisable.
(14) See "Certain Transactions" with respect to voting and other agreements concerning these shares.
(15) Chancellor LGT Asset Management, Inc. ("Chancellor") and Chancellor LGT Trust Company ("Chancellor Trust Company"), as investment advisers for various fiduciary accounts, have sole power to vote or to direct to vote, and sole power to dispose of or to direct the disposition of, all of the 2,005,500 shares. Chancellor Trust Company is a wholly-owned subsidiary of Chancellor. The information contained in the table is as of February 27, 1998.

                             CERTAIN TRANSACTIONS

ABBOTT LABORATORIES

  In 1992 the Company acquired certain assets from Abbott Laboratories ("Abbott") relating to H-BIG(R), a proprietary FDA-licensed product currently used to provide passive immunity from exposure to hepatitis B. In consideration for the acquisition of the assets, the Company issued to Abbott 2,000,000 shares of the Company's Common Stock (which Abbott continued to hold as of April 14, 1998) and agreed to pay Abbott royalties based upon sales of H-BIG(R). The Company accrued approximately $2.5 million in 1997 with respect to this royalty. In addition, the Company accrued approximately $48,000 during 1997 under a manufacturing arrangement with the Company relating to H-BIG(R).

  In connection with the H-BIG(R) acquisition, Abbott and the Company entered into a Shareholder Agreement which governs the rights of Abbott and the companies Abbott controls (collectively, the "Abbott Group") with respect to all shares of the Company's Common Stock from time to time held by the Abbott Group. The Shareholder Agreement requires the Abbott Group to vote its shares of the Company's Common Stock both for the Company's nominees to the Company's Board of Directors and, unless the Company otherwise consents in writing or the stockholders are voting on a "significant event," on all other matters to be voted on by the Company's stockholders in the same proportion as the votes cast by the Company's other stockholders. The Shareholder Agreement also imposes certain restrictions on the right of the Abbott Group to acquire or transfer any shares of the Company's Common Stock, and provides the Company with certain repurchase rights and obligations with respect to the shares of the Company's Common Stock held by the Abbott Group.

  The Shareholder Agreement terminates on the earlier of September 30, 2002 or two years from the date the voting power of the Abbott Group falls below five percent. Abbott also has demand and incidental registration rights under the Securities Act of 1933, as amended, with respect to its shares of the Company's Common Stock, primarily at the Company's expense. These rights terminate on September 30, 1998.

  In 1992 the Company and Abbott entered into a Plasma Data Management System License and Lease Agreement under which Abbott agreed to develop for and lease to the Company a proprietary computer system for managing data from the Company's testing of blood and blood components. The Agreement expires in September 2001, and requires monthly lease payments aggregating at least $1.0 million per year (depending upon the number of the Company's facilities using the system). The Company incurred approximately $1.0 million in payments under this agreement during 1997.

  During 1997, the Company also sold approximately $2.7 million of plasma, diagnostic and other products and testing services to Abbott and purchased approximately $14.0 million of reagents, testing supplies and other products from Abbott.

TRANSACTIONS INVOLVING OFFICERS AND DIRECTORS

  Mr. Gury, Nabi's Chairman, President and Chief Executive Officer, borrowed money from Nabi in October 1997 pursuant to a promissory note. The original principal amount of the note was $350,000, and the money was used for stock purchases and tax obligations. The note bears interest at the prime rate charged from time to time by NationsBank, N.A., and outstanding principal and interest thereunder is payable in full on October 26, 1998. As of April 14, 1998, the outstanding balance on the note was approximately $363,000.

  Mr. Muth, Nabi's Senior Vice President--Sales, Marketing and Business Development, borrowed money from Nabi in January 1997. The original principal amount borrowed was approximately $360,000, and the money was used primarily for real estate-related relocation expenses. The largest aggregate amount of the debt outstanding during 1997 was approximately $532,000. The debt bears interest at the prime rate charged from time to time by NationsBank, N.A., and outstanding principal and interest is payable in full on November 27, 1998. As of April 14, 1998, the outstanding balance of the debt was approximately $13,000.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company at its principal executive offices by December 23, 1998 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

                                 OTHER MATTERS

  The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as shown above. However, if any such other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxies in respect of any such business in accordance with their best judgment.

  The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit Proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                                          By Order of the Board of Directors

                                          Constantine Alexander
                                          Secretary

April 24, 1998

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE


     ANNUAL MEETING OF STOCKHOLDERS
              MAY 29, 1998


The undersigned, having received the
Notice of Annual Meeting of Stockholders and the Board of Directors' Proxy
Statement (the "Proxy Statement"), hereby appoint(s) John C. Carlisle and Lorraine
M. Breece, and each of them, Proxies of
the undersigned (with full power of
substitution) to attend the Annual
Meeting of Stockholders of Nabi to be
held May 29, 1998, and all adjournments
thereof (the "Meeting"), and there to
vote all shares of Common Stock of Nabi
that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the meeting.

THE PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS, WHICH RECOMMENDS
APPROVAL OF THE PROPOSALS CONTAINED HEREIN.




                                 WITH-   FOR ALL
                           FOR   HOLD    EXCEPT
                           [_]    [_]     [_]

1. For the election of all nominees listed below (except as otherwise indicated).

   John C. Carlisle         David L. Castaldi
   Joseph C. Cook, Jr.      Brian H. Dovey
   George W. Ebright        David J. Gury
   Richard A. Harvey, Jr.   Linda Jenckes
   David A. Thompson

INSTRUCTION: TO WITHHOLD AUTHORITY TO
VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
"FOR ALL EXCEPT" AND WRITE THAT
NOMINEE'S NAME IN THE SPACE PROVIDED
BELOW.

     Please be sure to sign and date
       this Proxy in the box below.

                                     Date____________

Stockholder sign above -- Co-holder (if any) sign above


     The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting and (ii) with respect to the election of directors in the event that any of the nominees is unable or unwilling to serve.


/\ Detach above card, sign, date and mail in postage paid envelope provided. /\
-------------------------------------------------------------------------------
     THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR ALL NOMINEES FOR DIRECTOR.

     In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
-------------------------------------------------------------------------------